Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-282203 on Form N-14 of our report dated August 22, 2024, relating to the financial statements and financial highlights of BlackRock High Yield Municipal Fund of BlackRock Municipal Bond Fund, Inc. (the “Fund”), appearing in Form N-CSR of the Fund for the year ended June 30, 2024, and we also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement, which is a part of such Registration Statement

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 22, 2024